IntelGenx Reports Fourth Quarter and
Full-Year 2016 Financial Results

Saint Laurent, Quebec, March 28, 2017 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today reported financial results for the fourth quarter and twelve-month periods ended December 31, 2016. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

2016 Fourth Quarter Financial Highlights:

•	Revenues reached $1.9 million, an increase of 27% over the same period last year
•	Adjusted EBITDA was $635,000, compared to $429,000 over Q4-2015
•	Cash and cash equivalents and short-term investments totalled $4.5 million as at December 31, 2016

2016 Twelve-Month Financial Highlights:

•	Revenue was $5.2 million, compared to $5.1 million over the same period last year
•	Net comprehensive loss was $1.5 million, compared to net comprehensive income of $800,000 over the same period last year
•	Adjusted EBITDA was negative $275,000, compared to positive $1.7 million in the same period last year

Recent Operational Highlights:

•	Signed a binding term sheet with Eli Lilly for an exclusive license for tadalafil film products under erectile dysfunction (ED) dosing patent, United States Patent No. 6,943,166.
•	Signed a definitive agreement with Chemo Group for a generic CNS tablet
•	Entered into a co-development and commercialization agreement with Endo Ventures for a new VersaFilm™ product
•	Signed an exclusive license agreement with Pharmatronic Co. for the commercialization of RIZAPORT® in the Republic of Korea (South Korea)

“We are very satisfied with our performance in 2016, a year marked by significant clinical and commercial progress,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “With a stronger management team in place and a clear strategy to accelerate our growth, we were able to complete a record seven new partnership transactions in 2016, significantly advancing our product pipeline towards commercialization. We are now focussing on delivering on these contracts and bringing the products to the market as expeditiously as possible, thus further establishing the Company’s leadership position in pharmaceutical oral film development and manufacturing.”

Financial Results:

Total revenues for the three-month period ended December 31, 2016 amounted to $1.9 million, representing an increase of $400,000, or 27%, compared to $1.5 million for the three-month period ended December 31, 2015. Total revenues for the twelve-month period ended December 31, 2016 amounted to $5.2 million, representing an increase of $100,000, or 2%, compared to $5.1 million for the twelve-month period ended December 31, 2015. The increase for the three-month period ended December 31, 2016 compared to the last year’s corresponding period is mainly attributable to upfront payments received in Q4 2016. The increase for both the three-month periods ended December 31, 2016 compared to the previous year’s corresponding periods was mainly attributable to upfront payments received throughout 2016. The mix of revenue components in 2016 continued to shift from royalties and milestones to deferred revenues from the monetization of Forfivo and upfront payments from multiple agreements signed in the period.

Operating costs and expenses were $6.2 million for the full year 2016, versus $3.71 million for the corresponding 12-month period of 2015.

For the twelve-month period of 2016, the Company had an operating loss of $981,000, compared to operating income of $1.4 million for the comparable period of 2015.

Net comprehensive loss was $1.5 million, or $0.02 on a basic and diluted per share basis, for the twelve-month period of 2016, compared to net comprehensive income of $800,000, or $0.01 on a basic and diluted per share basis, for the comparable period of 2015.

As at December 31, 2016, the Company’s cash, cash equivalents and short-term investments totalled $4.5 million, compared with $2.9 million as at December 31, 2015.

Annual Filings:

The Company’s annual report on Form 10-K and financial statements for the year ended December 31, 2016 as well as the 2017 Proxy Statement, will be filed with the United States Securities and Exchange Commission and the Canadian Securities regulatory authorities today, Tuesday March 28, 2017 at 4:00 p.m. EDT.

Conference Call Details:

IntelGenx will host a conference call to discuss these 2016 fourth quarter and full year financial results today, Tuesday, March 28, 2017, at 4:30 p.m. EDT. The dial-in number for the conference call is (877) 201-0168 (Canada and United States) or (647) 788-4901 (International), conference ID 51039225. The call will be also be webcast live and archived for twelve months at www.intelgenx.com.

About IntelGenx:

IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceutical~~s~~ services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the-art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

Source: IntelGenx Technologies Corp.

For more information, please contact:

Stephen Kilmer
Investor Relations
(514) 331-7440 ext 232
stephen@intelgenx.com

Or

Andre Godin, CPA, CA
Executive Vice-President and CFO
IntelGenx Corp.
(514) 331-7440 ext 203
andre@intelgenx.com